                                                                    Exhibit 99.1
                                                                    ------------

                              CAUTIONARY STATEMENT

Carleton Corporation ("Carleton" or the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "Act"). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from those projected in such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those which might be projected, forecast, estimated or budgeted by the Company in such forward-looking statement or statements:

DEPENDENCE ON PRINCIPAL PRODUCTS

Substantially all of the Company's revenues are derived from the sale of data integration tools, primarily the Pure Extract and PureIntegrate product lines, and related support services. Accordingly, any event that adversely affects fees derived from the sale of such tools, such as competition from other products, significant flaws in the Company's software products or incompatibility with third party hardware or software products, negative publicity or evaluation, or obsolescence of the hardware platforms or software environments in which the systems operate, could have a material adverse effect on the Company's business and operations. The Company's future financial performance will depend on the continued development and introduction of new and enhanced version of its products, and on customer acceptance of such new and enhanced products.

RAPID TECHNOLOGICAL CHANGE AND NEW  PRODUCTS

The market for the Company's software products is characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products under development obsolete and unmarketable. Accordingly, the Company's future success will depend upon its ability to enhance its current products and develop and introduce new products that keep pace with technological developments, satisfy varying end-user requirements and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could damage the Company's competitive position and have a material adverse effect on revenues. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays in the future, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance.

Furthermore, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. There can be no assurance that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of these products and adversely affect operating results. Problems encountered by customers installing and implementing new releases or with the performance of the Company's products could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

Carleton relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of its proprietary software. There can be no assurance, however, that, in spite of these precautions, an unauthorized third party will not copy or reverse-engineer certain portions of the Company's products or obtain and use information that the Company regards as proprietary. Although the Company's licenses contain confidentiality and nondisclosure provisions, there can be no assurance that such customers will take adequate precautions to protect the Company's source codes or other confidential information. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms used by the Company to protect its software will be adequate or that the Company's competitors will not independently develop software products that are substantially equivalent or superior to the Company's software products.

Furthermore, the Company may receive notices from third parties claiming that the Company's products infringe third party proprietary rights. The Company expects that, as the number of software products in the industry increases and the functionality of these products further overlaps, software products will increasingly be subject to such claims. Any such claim, with or without merit, could result in costly litigation and require the Company to enter into royalty or licensing arrangements. Such royalty or license arrangements, if required, may not be available on terms acceptable to the Company or at all.

SOFTWARE ERRORS

Problems with the Company's software programs may affect our sales. The Company's products contain complex software programs. The Company cannot be sure that the tests that we run on our products will reveal all errors or "bugs" that these programs may contain. Any failure to detect "bugs" in current or future versions of these programs before the Company releases them to customers would decrease our sales and adversely affect our future business prospects.
The Company may also encounter unanticipated technical problems relating to the development and servicing of our products. Some of these problems may be beyond our financial and technical capacity to solve. The failure to adequately address any such problem could have a material adverse affect on the Company's business, results of operations and financial condition.

PRODUCT LIABILITY

The Company incurs risks of professional and other liability given the nature of the products it develops and markets. No assurance can be given that the limitations of liability set forth in the Company's license agreements and other contracts would be enforceable or would otherwise protect the Company from liability for damages to a customer resulting from a defect in one of the Company's products or arising as a result of professional services rendered by the Company. Such a claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

The computer software industry is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. A number of companies offer products similar to the Company's products. Many of the Company's existing competitors, as well as a number of potential competitors, have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger installed base of customers than the Company. The Company has no proprietary barriers to entry which would limit competitors from developing similar products or selling competing products in the Company's markets. Accordingly, there can be no assurance that such competitors will not offer or develop products that are superior to the Company's products or that achieve greater market acceptance. Competition is likely to increase, which may result in price reductions and loss of market share. The Company will also continue to face competition from potential customers who will decide to try meet their needs through the use of
internal resources.   There can be no assurance that the Company will be able to compete successfully against its competitors or that the competitive pressures faced by Carleton will not adversely affect its financial performance.

The Company's principal markets are highly fragmented and consist of a few large multinational suppliers and a much larger number of small, regional competitors. The Company believes that its industry will experience consolidation as management information systems become more complex and as more manufacturers adopt sophisticated management information systems, forcing smaller companies in the industry to specialize or merge with their competitors. In order to compete effectively in the broad markets which the Company presently targets, the Company will need to continue to grow and attain sufficient size to ensure that it can develop new products on a timely basis in response to evolving technology and new customer demands and can sell such products on a timely basis to a variety of manufacturing industries worldwide. No assurance can be given that the Company will be able to grow sufficiently to enable it to compete effectively.

In order to be successful in the future, the Company must respond effectively to customer needs and properly select and incorporate those technologies and application functionalities that will meet the challenges posed by competitors' innovations. To accomplish these critical objectives, the Companny must continue to invest in enhancing its current products and, when necessary, introduce new products to remain competitive.

DEPENDENCE ON KEY EMPLOYEES

The Company is dependent upon the continued services and management experience of Robert Gordon and other executive officers. If Mr. Gordon or any of such other executive officers were to leave the Company, the Company's operating results could be adversely affected. In addition, the Company's continued growth depends on its ability to attract and retain skilled employees and on the ability of its officers and key employees to manage growth successfully. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business, results of operations and financial condition.

ABILITY TO RECRUIT SALES, SERVICE AND IMPLEMENTATION PERSONNEL

The ability to achieve anticipated revenues is substantially dependent on the ability of Carleton to attract on a timely basis and retain skilled personnel, especially sales, service and implementation personnel. In addition, the Company believes that its future success will depend in large part on its ability to attract and retain highly skilled technical, managerial, marketing and professional services personnel to ensure the quality of products and services provided to its customers. Competition for such personnel, in particular for product development, sales and implementation personnel, is intense, and the Company competes in the market for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining skilled personnel. The Company's inability to attract and retain qualified employees could have a material adverse effect on its business and operations.

DEPENDENCE ON THIRD PARTY SUPPLIERS

The Company's products incorporate and use software products developed by other entities. There can be no assurance that all of these entities will remain in business, that such entities will continue to support these product lines, that their product lines will remain viable or that these products will otherwise continue to be available to the Company. If any of these entities ceases to do business or abandons or fails to enhance a particular line, the Company may need to seek other suppliers or make material changes to its own products, which could have a material adverse effect on the Company's business and operations.

SIGNIFICANT OPERATING LOSSES

The Company has sustained significant operating losses from continuing operations in each of its past three fiscal years. The losses were due to many factors. The most significant factors were the low sales volume generated from the continuing business as it was developing and the fixed component of the operational infrastructure. The Company's ability to return to profitability is dependent upon the continued development and successful marketing of its products. There can be no assurance, however, that the Company will be able to return to profitability.

WORKING CAPITAL

The Company's working capital has been declining significantly. The Company estimates that its current cash balances will not be sufficient to fund operations of the Company through the end of fiscal 2000. There can be no assurance that the Company will be able to obtain additional financing on satisfactory terms, or at all. If the Company is unable to obtain additional financing, it will be forced to cease operations and it may be forced to seek protection under bankruptcy laws.

YEAR 2000

The year 2000 problem may affect the Company's information technology systems and operations. Many currently installed computer systems and software are coded to accept only two-digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things: a temporary inability to process transactions, send invoices or engage in similar business activities). The various software packages that we use for internal processing and to support our operations are obtained from outside vendors. These software packages are Year 200 compliant. We are also assessing Year 2000 compliance issues with companies with which we have third party outsourcing relationships, such as banks, insurance companies, payroll processors and telecommunications providers. If Year 2000 compliance is not achieved with respect to our internal systems or by our vendors, our operations could be adversely affected.

The Company's products may not be Year 2000 compliant. The Company believes that the products we sell are Year 2000 compliant. The Company has developed a comprehensive Year 2000 testing program and continues to test our products using this program. The Company currently does not anticipate significant problems in achieving Year 2000 compliance. The Company has shipped Year 2000 compliant versions of all of its products to its installed customer base. All new releases of the Company's existing products and all new products will be Year 2000 compliant. Although the Company believes that its testing process is rigorous and thorough, there can be no guarantee that the Company's products will function correctly in all environments. In the event that unforeseen Year 2000 non-compliance issues arise with respect to the Company's products, the Company will endeavor to correct them. The inability of the Company to correct Year 2000 non-compliance issues with respect to its products could adversely affect our operations and could result in complaints, charges and claims against the Company.

The Company could experience business disruptions as a result of Year 2000 compliance issues. Based on its assessments to date, the Company does not believe that it will experience any material disruption of its internal information processing, interfacing with customers or processing of orders and billing due to Year 2000 non-compliance. However, if certain third party providers, such as those providers of electricity, water or telephone service experience difficulties resulting in disruption of service to the Company, a shutdown of certain of the Company's operations at individual facilities could occur for the duration of the disruption. A temporary shutdown of operations at one or more of the Company's facilities and / or a temporary inability on the part of the Company to process orders in a timely fashion and deliver finished products to customers could adversely affect our operations.

POTENTIAL NASDAQ DELISTING

The Company could be delisted. To remain listed on the Nasdaq National Market, the Company must satisfy a number of requirements, including the following:

     .    The Company's net tangible assets must be greater than $4,000,000.
     . The Company must have a public float of at least 750,000 shares with a minimum market value of $200,000.
     .    The Company is required to have at least two market-makers in its stock.
     .    The Company must have at least 400 holders of its stock
     .    The Company must have a minimum bid price of $1.00 per share.

If the Company is unable to meet the requirements of the Nasdaq National market, then our stock will be ineligible to be traded on the Nasdaq National Market and may only be traded on a less liquid over-the-counter market. As a result, investors in the Company's Common Stock would be less able to sell stock holdings or receive accurate stock price quotations. Consequently, the market value of the company's Common Stock could decrease.

POSSIBLE VOLATILITY OF STOCK PRICE

Like other technology companies, the Company's stock price may be volatile. The Company may experience volatility in our stock price due to the following and other factors:

     .    Announcements of new product developments.
     .    Events or disputes relating to intellectual property rights.
     .    Fluctuations in financial performance from period to period.

These and other factors may adversely affect the market price of the Company's Common Stock.

ADDITIONAL BUSINESS RISKS

The future success of the Company's business and operations are subject to several additional business risks, including: (i) the risk of lengthening sales cycles; (ii) higher service, administrative or general expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures; (iii) inability to carry out marketing and sales plans; and (iv) changes in interest rates causing a reduction of investment income.

The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Act.